April 3, 2023

Gina Goetter

Dear Gina,

I am pleased to offer you the position of Chief Financial Officer, at Hasbro, Inc. (“Hasbro” or the “Company”). In this position, you have the opportunity to make a significant contribution to our future success and we look forward to your first day, May 9, 2023.

This offer is contingent upon your relocation to the Rhode Island office area by the date to be mutually agreed by you and Hasbro, Inc., but you may work remotely from your home office in Illinois until that time.

Please be sure to notify your Human Resources Business Partner and update your address in Employee Central once you complete your move to help ensure tax and benefits reporting reflects your work location appropriately.

Base Salary:

Your initial gross base salary will be $38,461.54 bi-weekly, equivalent to $1,000,000.04 annually.

Annual Bonus:

You will be eligible to participate in the Hasbro, Inc. Performance Reward Program for 2023, payable in 2024. Your target annual incentive will be 100% of your earned base salary for 2023. The PRP annual bonus program is funded by the Company’s performance against annual financial targets set by the Compensation Committee (the “Compensation Committee”) of the Hasbro Board of Directors (the “Board”), with the Compensation Committee and the Board having full discretion in the selection of the performance metrics to be used under the PRP, the target performance levels for each metric and the payouts associated with the various levels of performance against target. Actual bonus payouts under the PRP are also based upon your individual contribution and the Company’s financial position and are subject to the Compensation Committee’s and Board’s ability to adjust payouts in their discretion to the level they deem appropriate. For fiscal years after 2023, your target annual incentive will be reviewed periodically by the Compensation Committee in accordance with the Company’s compensation philosophy, market conditions and other factors, and may be adjusted to the extent the Compensation Committee deems appropriate.

Sign-On Bonus:

In consideration of your decision to accept our offer of employment, Hasbro will pay a sign on bonus of $350,000, less applicable taxes and withholdings, payable within two pay cycles of your start date. Payment of your Sign on Bonus will be made with the express condition that in the event you voluntarily terminate your employment with Hasbro before you complete a full 12-month service following receipt of payment, you will make a full repayment of that bonus.

One-Time Stock Award:

Subject to review and approval at the next meeting of the Compensation Committee, Hasbro will grant you a one-time restricted stock award with a grant date value of $4,000,000 that will vest in equal annual installments over the three years from the grant date, subject to your continued employment with the Company through each annual vesting date. The award will be granted as soon as practical following your date of hire. The award is subject to the terms and conditions outlined in the individual award agreement and the terms and conditions of the Company’s Equity Incentive Plan.

Long Term Incentive:

You will also be eligible to participate in the Company’s annual LTI (long-term incentive) program, to the extent that such programs are approved by Hasbro’s Compensation Committee, Board of Directors, and senior management. All awards under such programs are discretionary. Your annual LTI target (approximate total value) is 300% of base pay. You will be eligible to participate in the next award cycle in 2024. You are not eligible to participate in the annual LTI program for 2023, beyond the one-time stock award described in the paragraph above. The Compensation Committee and Board set all of the terms for the annual LTI programs, including the types of awards granted, the mix of award types, and the terms of the awards, in their discretion. For fiscal years after 2024, your target annual LTI grant value will be reviewed periodically by the Compensation Committee in accordance with the Company’s compensation philosophy, market conditions and other factors, and may be adjusted to the extent the Compensation Committee deems appropriate.

Deferred Compensation:

You are eligible to participate in our Deferred Compensation Program, as it exists and is in effect from time to time. This plan offers you an opportunity to defer current compensation on a pre-tax basis. Contributions to this plan receive an attractive tax-deferred interest credit. Enrollment must take place within 30 days from your hire date, otherwise, there is an annual open enrollment. Further information regarding the program will be provided to you.

Relocation Assistance:

Your official work location following your relocation will be Pawtucket, RI, but you may also occasionally work remotely from another location. The Company reserves the right to review your position from time to time to ensure that it can be successfully performed under these terms, and the Company can adjust the terms to the extent it deems necessary.

In order to assist you in making the transition to the Rhode Island office area, you will be eligible for relocation benefits outlined in our US Domestic Relocation Policy: Homeowner Level 7 & above. In addition to the Policy benefits, you will be provided with 4 (four) months of temporary housing upon your relocation to Rhode Island office area.

In consideration of the Relocation Policy, you agree and acknowledge the following:

1.You received a copy of Hasbro’s Relocation Policy, read it, understand its contents, and agree to be bound by its terms.
2.Should you voluntarily terminate employment with Hasbro or if you are separated for cause within 24 (twenty-four) months following your relocation to the Rhode Island area, you will be required to repay to the Company the funds paid to you or on your behalf for your relocation according to the following schedule: 100% repayment in year 1 (0 months to 12 months) and 50% repayment in year 2 (13 months to 24 months). Repayment amount due from you will include applicable tax gross ups and administrative fees incurred by Hasbro.
3.Your payment of the Relocation Allowance shall be due and payable immediately upon your termination of employment with Hasbro. You expressly agree that Hasbro may deduct the amount of any such reimbursement expenses owed to Hasbro from any and all amounts which would otherwise be payable by Hasbro to you.

Reimbursement of Expenses:

The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties and responsibilities as an officer and employee of the Company, in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time. The Company shall reimburse you for up to $100,000 in aggregate per year for each of calendar years 2023 and 2024 for personal travel expenses incurred by you or members of your family for travel between Illinois and New England.

Severance Benefits:

If your employment is terminated by the Company without cause (other than due to your disability or death), you will be eligible for benefits subject to and under the terms of the Hasbro, Inc. Severance Benefits Plan (the “Plan”), as such Plan is amended from time to time and exists on the date of your termination of employment.

Benefits:

Hasbro offers a competitive employee benefit program which includes medical, dental and vision coverage, 401(k) with Company match, short- & long-term income protection and life insurance. The eligibility criteria and detailed descriptions of these and other benefit programs as they currently exist are available online at https://hasbroenrollmentguide2023.paragonfiles.com/. Please note that you will have 31 days from your date of hire to enroll in your medical, dental and/or vision coverage. The Company reserves the right to amend the employee benefit plans and programs from time to time.

Please know that this offer is contingent upon you providing proof of your eligibility to work in the United States. To complete the I-9 form, please email clear copies of your appropriate identification as described on the list of Acceptable Documents to I-9@hasbro.com. These must be sent prior to your first day.

Our offer is also contingent upon receipt of a satisfactory report from a comprehensive background review conducted by our external consultant, HireRight. You will receive an email from HireRight with your system log-in details within two business days of acceptance of this offer.

As a new employee, you will attend Orientation that will include information about Hasbro history, products, and culture, and will include training on our Code of Conduct. We will be in touch shortly before your start date to provide details regarding your orientation.

The nature of Hasbro’s business is highly competitive. As a condition of employment, you will be required to sign an Invention Assignment and Confidentiality Agreement and an acknowledgement of the Company’s Insider Trading and Preclearance Policies. You will also be required to sign a non-compete and non-solicitation agreement in the form signed by other designated officers of the Company, which agreement has historically been re-executed annually in connection with the annual equity awards.

By accepting this offer, you represent and warrant that your employment with Hasbro will not violate any agreements, obligations, or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure to Hasbro or use on behalf of Hasbro any confidential information belonging to any of your former employers (except in accordance with agreements between Hasbro and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with Hasbro, you may make use of information generally known and used by persons with training and experience comparable to your own, and information that is common knowledge in the industry or is otherwise legally available in the public domain.

While we anticipate a mutually rewarding and long-term relationship, please bear in mind that employment with Hasbro is at-will and nothing herein is intended to create, or creates, a contract for employment.

On behalf of the entire team, I am excited to welcome you and wish you much success.

Best regards,

Cris Cocks
Chief Executive Officer

Naj Atkinson
EVP & Chief People Officer

/s/ Gina Goetter 4/6/23
Gina Goetter/ Date